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                                   EXHIBIT 99



                    METATEC ANNOUNCES SECOND QUARTER RESULTS

                   Revenue Increases 17 Percent Over Last Year

Contact:    Julia A. Pollner
            Vice President, Finance, Secretary, Treasurer or Richard A. Baker
            Director of Corporate Communications
            Metatec Corporation
            (614) 761-2000

DUBLIN, OHIO--July 16, 1998 - Metatec Corporation (NASDAQ:META) today announced revenue and earnings for its second quarter ended June 30, 1998. Metatec also announced reaching an agreement providing for the recovery of a portion of the royalty payments previously made to a licensor of disc technology.

Revenue for the second quarter increased 17 percent to $14,085,060 compared to $12,007,932 for the second quarter ended June 30, 1997. Revenue for the six months ended June 30, 1998, was $28,802,117 compared to $23,686,507 for the same period a year earlier, a 22 percent increase.

Earnings before income taxes were $533,230 for the quarter ended June 30, 1998, compared to $624,028 for the same quarter of the prior year. Earnings before income taxes for the six months ended June 30, 1998, were $1,592,140 compared to $300,017 for the same year earlier period.

Net earnings were $304,071 for the quarter ended June 30, 1998, compared to $367,528 for the same quarter of the prior year. Net earnings for the six months ended June 30, 1998, were $882,140 versus $163,517 for the six months ended
June 30, 1997.

Basic and diluted earnings per share for the second quarter of 1998 were $0.05, the same as the second quarter of 1997. Basic earnings per share for the first six months of 1998 were $0.15 compared to $0.02 for the first six months in 1997. Diluted earnings per share for the first six months of 1998 were $0.14 compared to $0.02 for the first six months in 1997.

Basic weighted average number of shares outstanding was 6,040,037 for the second quarter ended June 30, 1998, compared to 6,935,727 for the quarter ended June 30, 1997. Diluted weighted average number of shares outstanding was 6,106,865 for the quarter ended June 30, 1998, compared to 7,033,018 for the quarter a year earlier. The second quarter 1998 results reflect an effective tax rate of 43%, while the results for the second quarter of the prior year had an effective tax rate of 41%.

"Strong sales and improved capacity utilization resulted in good revenue results and improved gross profit when compared to second quarter last year," said Jeffrey M. Wilkins, chairman, chief executive officer and president of Metatec. Wilkins reaffirmed that second and third quarters are typically affected by the cyclical nature of the company's CD-ROM customers when



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compared to the strength shown in the first and fourth quarters. Wilkins said that 27 new accounts were signed during the quarter.

During the second quarter, Metatec signed an agreement with one of the largest developers and publishers of business software to become the company's primary supplier of CD-ROM manufacturing services and exclusive provider of package assembly and fulfillment services. The two-year agreement represents estimated sales revenue in excess of $7 million.

Also during second quarter, Metatec announced it signed a letter of intent to purchase the CD-ROM assets of Imation Corporation. The purchase will give Metatec expanded capacity in the U.S. and new capabilities in Europe. The purchase is expected to be completed in third quarter 1998 pending final negotiations, customary approvals and other conditions.

Metatec reached an agreement with one of its disc technology licensors that will allow Metatec to recover $400,000 in royalty payments previously made to this licensor. Metatec is reviewing this settlement with its independent accountants to determine the appropriate accounting treatment which may result in the restatement of one or more prior periods. The financial statements for the six months ended June 30, 1998 have been adjusted to reflect the overaccrual of the royalty liability in the quarter ended March 31, 1998.

Metatec, an information technology company, helps customers utilize CD-ROM and DVD-ROM technologies to publish and distribute information and software. From its ISO 9002-certified manufacturing and distribution headquarters in the Columbus, Ohio metropolitan area, Metatec offers its customers a variety of services including data preparation and mastering, disc replication and printing, packaging, bulk distribution and individual fulfillment, inventory management, project management and a variety of electronic monitoring and tracking services. Metatec maintains sales and support offices throughout the United States and is traded over NASDAQ under the symbol "META." The company's web site is www.metatec.com.

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties including, but not limited to, economic conditions, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, technological changes, and other risks indicated in the company's filings with the Securities and Exchange Commission, including Form 10-K for Metatec's year ended Dec. 31, 1997.